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EXHIBIT (d)(2)

CONFIDENTIAL

July 1, 2017

Dassault Systèmes S.E.
10 rue Marcel Dassault, CS 40501
78946 Vélizy-Villacoublay Cedex, France

Attention: Thibault de Tersant and Etienne Lafougère

Sirs:

            In connection with the consideration of a possible transaction between Dassault Systèmes S.E., a European Company incorporated in France (collectively with its subsidiaries, controlled affiliates, divisions and predecessor entities, the "Interested Party"), and Exa Corporation, a Delaware corporation (collectively with its subsidiaries, affiliates, divisions and predecessor entities, the "Company"), such possible transaction being hereinafter referred to as a "Transaction," the Receiving Party (as defined below) may request from the Disclosing Party (as defined below), and the Disclosing Party is prepared to make available to the Receiving Party, certain information concerning the Disclosing Party's business, operations, assets and liabilities. As a condition to such information being furnished, the Receiving Party agrees to treat any information concerning the Disclosing Party (whether prepared by the Disclosing Party, its advisors or otherwise) which has been or is furnished to the Receiving Party or its directors, officers, employees, agents or advisors (including, without limitation, attorneys, accountants, consultants, bankers and financial advisors), or debt financing sources (collectively, "Representatives") by or on behalf of the Disclosing Party in connection with the consideration of a possible Transaction (herein collectively referred to as the "Evaluation Material") in accordance with the provisions of this letter agreement, and to otherwise comply with the terms set forth herein. The term "Disclosing Party" means the party furnishing Evaluation Material (or on whose behalf Evaluation Material is furnished) and the term "Receiving Party" means the party to whom such Evaluation Material is furnished (whether directly or indirectly, including, without limitation, by furnishing such Evaluation Material to such party's Representatives).

            The term "Evaluation Material" includes any notes, analyses, reports, compilations, studies, interpretations, forecasts memoranda or other documents (regardless of the form thereof) prepared by the Receiving Party or its Representatives to the extent they contain any information furnished by the Disclosing Party or its Representatives pursuant hereto. The term "Evaluation Material" does not include information which (i) is or becomes generally available to the public other than as a result of a disclosure directly or indirectly by the Receiving Party or its Representatives in breach of this letter agreement; (ii) has been within the possession of the Receiving Party prior to it being furnished to the Receiving Party pursuant hereto on a non-confidential basis; (iii) becomes available to the Receiving Party after it being furnished to the Receiving Party pursuant hereto from a source other than the Disclosing Party or any of its Representatives, provided that such information is not, to the Receiving Party's knowledge at the time of receipt, subject to a contractual, legal or fiduciary obligation of confidentiality to the Disclosing Party; or (iv) has been independently developed by the Receiving Party or others on its behalf without utilizing any Evaluation Material.

            As between the Disclosing Party and the Receiving Party, all Evaluation Material is and shall remain the sole property of the Disclosing Party. The Receiving Party does not acquire (by license or otherwise, whether express or implied) any rights under this letter agreement or any disclosure hereunder, except the limited right to use such Evaluation Material for purposes of evaluating, negotiating and advising with respect to a Transaction. All rights of the Disclosing Party relating to the Evaluation Material that are not granted hereunder to the Receiving Party are reserved and retained by the Disclosing Party. Except as otherwise provided in this letter agreement, the Receiving Party hereby agrees that (x) the Receiving Party and its Representatives shall use the Evaluation Material solely for the purpose of evaluating, negotiating and advising with respect to a possible Transaction, and that (y) the Evaluation Material will be kept confidential and that, except as otherwise provided herein, the Receiving Party and its Representatives will not disclose any of the Evaluation Material in any manner whatsoever; provided, however, that (i) the Receiving Party may make any disclosure of such information to which the Disclosing Party gives its prior written consent or which is required by law, regulation or decree; and (ii) any of such information may be disclosed to its Representatives as provided herein and who (A) need to know such information for the purpose of evaluating, negotiating or advising with respect to a possible Transaction or any related financing and (B) have been identified to the Disclosing Party in writing by the Receiving Party and with respect to whom the Disclosing Party has approved in writing the disclosure of Evaluation Material, provided, however, that this clause (B) shall apply solely to Representatives who are debt financing sources. In any event, the Receiving Party shall be responsible for any breach of this letter agreement by any of its Representatives, and the Receiving Party agrees to take reasonable measures, at its sole expense to prevent prohibited or unauthorized disclosure or use of the Evaluation Material by its Representatives.

            In addition, each party agrees that, without the prior written consent of the other party, it and its Representatives will not disclose to any other person the existence of this letter agreement, the fact that the Evaluation Material has been made available to it, that discussions or negotiations are taking place concerning a possible Transaction or any of the terms, conditions or other facts with respect thereto (including the status thereof), except it may disclose such information, without liability hereunder or breach hereof, to the extent it has determined in good faith based on the advice of legal counsel that such disclosure is required to comply with any law, rule, regulation or stock exchange requirement (in which case the party seeking to disclose such information agrees to use its reasonable best efforts to give the other party prompt (and, if practicable, at least 24 hours) advance notice of such planned disclosure, with a copy of the proposed text of the disclosure, all to the extent legally permissible). The term "person" as used in this letter agreement shall be broadly interpreted to include the media and any governmental representative or authority, corporation, company, partnership, joint venture, group, limited liability company, other entity or individual.

            In the event that the Receiving Party or any of its Representatives is requested or required (by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process, or by the rules or regulations of any regulatory authority having jurisdiction over the Receiving Party or a stock exchange on which its securities are traded) to disclose any of the Evaluation Material, the Receiving Party shall, to the extent legally permissible, provide the Disclosing Party with prompt written notice of any such request or requirement so that the Disclosing Party may seek, at the Disclosing Party's expense, a protective order or other appropriate remedy and/or waive compliance with the provisions of this letter agreement. If, in the absence of a protective order or other remedy or the receipt of a waiver by the Disclosing Party, the Receiving Party or any of its Representatives determines in good faith based on the advice of legal counsel that it is nonetheless legally required to disclose Evaluation Material to any tribunal or other entity, the Receiving Party or its Representatives may, without liability hereunder, disclose to such tribunal or other entity only that portion of the Evaluation Material which the Receiving Party determines in good faith based on the advice of legal counsel is legally required to be disclosed, provided that the Receiving Party exercises its reasonable best efforts to preserve the confidentiality of the Evaluation Material, including, without limitation, to the extent legally permissible, by cooperating with the Disclosing Party, at the Disclosing Party's expense, to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Evaluation Material by such tribunal or other entity, it being understood that such party shall not be required to initiate any litigation or other judicial process to protect such Evaluation Material pursuant to this letter agreement.

            If either party decides that it does not wish to proceed with a Transaction, it will promptly inform the other party of that decision. In that case, or at any time upon the written request of the Disclosing Party for any reason, the Receiving Party will promptly (and in no event later than five business days after such request), at its option deliver to the Disclosing Party or destroy all Evaluation Material (and all copies thereof) furnished to the Receiving Party or its Representatives by or on behalf of the Disclosing Party pursuant hereto and the Receiving Party and its Representatives shall not retain any copies, extracts or other reproductions in whole or in part of such material. In the event of such a decision or request, except as required by law, all Evaluation Material prepared by the Receiving Party or its Representatives shall be destroyed or returned and no copy thereof (including that stored in any computer or similar device) shall be retained and such destruction shall, upon the Disclosing Party's written request, be communicated in writing (in which case an e-mail will be considered a writing) to the Disclosing Party by an authorized officer supervising such destruction. Notwithstanding the foregoing, (i) the Receiving Party may retain data or electronic records containing Evaluation Material (A) for the purposes of backup, recovery, contingency planning or business continuity planning so long as such data or records, to the extent not permanently deleted or overwritten in the ordinary course of business, are not accessible in the ordinary course of business and are not accessed except as required for backup, recovery, contingency planning or business continuity purposes (it being understood that, if such data or records are restored or otherwise become accessible, they must be permanently deleted) and (B) to the extent required under applicable law, and (ii) the Receiving Party's legal counsel may retain one copy of Evaluation Material solely for use in documenting the Receiving Party's compliance with its obligations hereunder or to defend itself against claims made by the Disclosing Party. Notwithstanding the return or destruction of the Evaluation Material, the Receiving Party and its Representatives will continue to be bound by terms of this letter agreement.

            Each party acknowledges and agrees that it is aware (and that its Representatives are aware or, upon receipt of any Evaluation Material, will be advised by such party) that (i) the Evaluation Material being furnished to it or its Representatives may contain material, non-public information regarding the other party and (ii) according to the United States and French insider dealing, market abuse and other securities laws, any person who has received from an issuer material, non-public information may be prohibited or restricted from using such information to deal in the securities of such issuer or from communicating such information to any other person.

            To the extent that any Evaluation Material may include materials subject to the attorney-client privilege, work product doctrine or any other applicable privilege, the parties hereto understand and agree that they have a commonality of interest with respect to such matters and it is their mutual desire, intention and understanding that the sharing of such material is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or its continued protection under the attorney-client privilege, work product doctrine or other applicable privilege. All Evaluation Material that is entitled to protection under the attorney-client privilege, work product doctrine and other applicable privilege shall remain entitled to such protection under these privileges, this letter agreement, and under the joint defense doctrine.

            All communications regarding a possible Transaction, all requests for additional information, facility tours or management meetings and all discussions or questions regarding procedures with respect to a possible Transaction will be submitted or directed (i) in the case of the Interested Party, to the addressees hereof, their project team or such other person as is designated by them, and (ii) in the case of the Company, to Jason Stack of Stifel, Nicolaus & Company, Incorporated or such other person as is designated by the Company, which, in each of (i) and (ii), may consist of such party's financial advisor. Without the prior consent of the other party, neither party will, directly or indirectly, contact or communicate with any officer, employee or agent of the other party regarding a possible Transaction.

            In consideration of the Evaluation Material being furnished to it, without the Company's prior written consent or except as otherwise permitted or contemplated by a definitive agreement between the Interested Party and the Company, the Interested Party will not (and will ensure that its controlled affiliates will not) for a period of nine months after the date of this letter agreement: (i) purchase or otherwise acquire, or offer, seek, propose or agree to acquire, ownership (including, but not limited to, beneficial ownership as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act") of any outstanding voting securities of the Company, or any direct or indirect rights or options to acquire any such securities or any securities convertible into such securities, or ownership of all or substantially all of the assets of the Company; (ii) seek or propose, alone or in concert with others, to control or influence in any manner the management or the Board of Directors of the Company; (iii) make, or in any way participate, directly or indirectly, in any "solicitation" of "proxies" (as such terms are used in the proxy rules under the Exchange Act and the regulations thereunder) to vote, or seek to advise or influence any person with respect to the voting of, any voting securities of the Company; (iv) form, join, or in any way participate in a "group" (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to voting securities of the Company; (v) make any public announcement or proposal with respect to the Transaction or any other transaction or proposed transaction of the type described in the foregoing clauses (i) through (iii) between the parties, any of the Company's security holders or any of the Company's affiliates; or (vi) enter into any discussions, negotiations, arrangements or understandings with any third party with respect to any of the foregoing; provided, however, that nothing in this letter agreement shall prohibit the Interested Party in any way from (x) making any non-public offer or proposal to the Company (or the Board of Directors thereof) and (y) acquiring or offering to acquire, directly or indirectly, any company or business unit thereof that owns any securities of the Company so long as (A) such prior acquisition of such securities was not made pursuant to an instruction from the Interested Party and (B) such securities do not constitute all or substantially all of such company's or business unit's assets. Notwithstanding anything to the contrary in the foregoing sentence, each of the restrictions contained in this paragraph shall terminate (and no other provision of this letter agreement shall be construed as prohibiting the Interested Party from engaging in any conduct described in such sentence, provided that in the course of such conduct the Interested Party does not disclose any

Evaluation Material of the Company in a manner prohibited by such other provision) at such time as (i) the Company enters into a definitive agreement with any person not affiliated with the Interested Party with respect to a merger, sale of assets or securities or other business combination as a result of which such other person would succeed to a majority of the voting securities, assets or business of the Company or (ii) a tender or exchange offer which if consummated would result in a person or persons owning a majority of the voting securities of the Company is publicly announced.

            In consideration of the Evaluation Material being furnished to it, the Interested Party hereby agrees that, for a period of twelve months after the date hereof, neither it nor any of its controlled affiliates will solicit to employ any of the officers or employees of the Company with whom it has contact in the course of its investigation of the Company, without obtaining the prior written consent of the Company; provided; however, that the foregoing shall not prohibit the Interested Party from: (i) soliciting officers and employees of the Company through general job advertisements or similar notices that are not targeted specifically at the Company's officers and employees; (ii) engaging any recruiting firm or similar organization to identify or solicit persons for employment on its behalf, as long as such recruiting firm or organization is not instructed to target any such officers or employees of the Company; or (iii) soliciting officers and employees of the Company whose employment with the Company has terminated.

            Each party agrees that no contract or agreement providing for any transaction involving the other shall be deemed to exist unless and until a final definitive agreement has been executed and delivered. The Receiving Party acknowledges that neither the Disclosing Party nor its Representatives nor any of the officers, directors, employees, agents or controlling persons of such Representatives makes any express or implied representation or warranty as to the accuracy or completeness of the Evaluation Material or of any other information concerning the Disclosing Party, or any use thereof. The Disclosing Party hereby expressly disclaims all such warranties, including any implied warranties of merchantability and fitness for a particular purpose, non-infringement and accuracy, and any warranties arising out of course of performance, course of dealing or usage of trade. Neither the Receiving Party nor its Representatives shall be entitled to rely on the accuracy or completeness of any Evaluation Material or of any other information concerning the Disclosing Party, and neither the Disclosing Party nor any of its Representatives shall have any liability to the Receiving Party or any of its Representatives resulting from the Receiving Party's or any of its Representatives' use of any Evaluation Material or any such other information concerning the Disclosing Party.

            Unless and until a final definitive agreement regarding a transaction between the parties hereto has been executed and delivered, neither party will be under any legal obligation of any kind whatsoever with respect to such a transaction by virtue of this letter agreement or any other written or oral expression with respect to such transaction, except for the matters agreed to herein or in any subsequent binding agreement. Each party hereto reserves the right, in its sole discretion, to reject any and all proposals with regard to a transaction between the parties hereto, and both parties reserve the right to terminate discussions and negotiations at any time and for any reason or no reason. For the purposes of this letter agreement, the term "definitive agreement" shall not include this letter agreement, an executed letter of intent or any other preliminary written agreement, nor does it include any written or verbal acceptance by either party of any offer or bid on the other party's part.

            No failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or future exercise thereof or the exercise of any other right, power or privilege hereunder.

            The parties agree that money damages may not be a sufficient remedy for any breach of this letter agreement by either party hereto or any of such party's Representatives and that the non-breaching party shall be entitled to seek equitable relief, including injunction and specific performance, as a remedy for any such breach. Such remedies shall not be deemed to be the exclusive remedies for a breach of this letter agreement but shall be in addition to all other remedies available at law or equity. In the event of litigation relating to this letter agreement, if a court of competent jurisdiction determines in a final, nonappealable order that a party has breached this letter agreement, then such party shall be liable and pay to the non-breaching party the reasonable legal fees and disbursements such non breaching party has incurred in connection with such litigation, including any appeal therefrom.

            This letter agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof. Each party irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) for any actions, suits or proceedings arising out of or relating to this letter agreement and the transactions contemplated hereby (and each party agrees not to commence any action, suit or proceeding relating thereto except in such courts), and further agrees that service of any process, summons, notice or document by U.S. registered mail to its address set forth above (and, if served to the Interested Party, to the attention of E3E/FN4) shall be effective service of process for any action, suit or proceeding brought against it in any such court. Each party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this letter agreement or the transactions contemplated hereby, in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery

declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. In the event of a breach of this letter agreement, the non-breaching party shall not be entitled to recover any punitive or exemplary damages.

            Neither party may assign its rights or obligations under this letter agreement to any other person without the prior written consent of the other party; provided, that a transaction in which another person succeeds to all or substantially all of the assets and business of either party and agrees to be bound by the terms hereof shall not be deemed to constitute an assignment by such party prohibited hereby. This letter agreement shall inure to the benefit of, and be binding upon, each of the parties and their respective successors and permitted assigns. This letter agreement contains the entire agreement between the parties hereto concerning the subject matter hereof, and no modification of this letter agreement or waiver of the terms and conditions hereof will be binding unless approved in writing by both parties. This letter agreement shall control and supersede the terms and conditions contained in any "click-through" or other such agreement required for the Interested Party or its Representatives to access any data site maintained in connection with the Transaction and the parties' consideration thereunder shall not apply.

            The obligations of each of the parties under this letter agreement shall remain in effect for a period of two years after the date of its execution, except as otherwise stated herein. This letter agreement may be executed in one or more counterparts, each of which shall be deemed to be an original of this letter agreement and all of which, taken together, shall be deemed to constitute one and the same instrument. No such counterpart need contain the signatures of all parties to this letter agreement and the exchange of signed counterparts by each of the parties, including exchange by facsimile transmission or similar electronic means, shall constitute effective execution and delivery of this letter agreement.

*            *            *            *             *

            Please confirm the Interested Party's agreement with the foregoing by signing and returning one copy of this letter agreement to the undersigned, whereupon this letter agreement shall become a binding agreement between the Interested Party and the Company.

Very truly yours,
Exa Corporation

By:	/s/ RICHARD F. GILBODY
Name: Richard F. Gilbody
Title: Chief Financial Officer

Accepted and agreed as of the date first written above:

Dassault Systèmes S.E.

By:	/s/ THIBAULT DE TERSANT
Name: Thibault de Tersant
Title: Senior EVP & CFO

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